EXHIBIT 5.1

Opinion of Ropes & Gray LLP

July 25, 2008

American Science and Engineering, Inc.

829 Middlesex Turnpike

Billerica, Massachusetts 01821

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-8 (the “Registration Statement”) of American Science and Engineering, Inc. (the “Company”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) on or about the date of this letter for the registration of (i) 200,000 shares of the Company’s common stock, $.66 2/3 par value (the “Shares”), which may from time to time be offered and sold by the Company pursuant to the American Science and Engineering, Inc. 401(k) and Profit Sharing Plan (the “Plan”) and (ii) 10,000 shares of the Company’s common stock, $.66 2/3 par value, which have been issued in connection with the Plan and are being registered for resale under the Reoffer Prospectus included in the Registration Statement (the “Resale Shares”).

We are familiar with the actions taken by the Company in connection with the Plan and the Registration Statement.  For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.  The opinions expressed below are limited to the laws of The Commonwealth of Massachusetts, including the applicable provisions of the Constitution of The Commonwealth of Massachusetts and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that (a) the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable and (b) the Resale Shares, when issued, were validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Act.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares and the offer and resale of the Resale Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP